Exhibit 10.1

RETENTION PAYMENT AGREEMENT
This RETENTION PAYMENT AGREEMENT (“Agreement”), effective as of May 12, 2016 (“Effective Date”), is entered into by and among the Federal Home Loan Bank of San Francisco (the “Bank”) and Dean Schultz (“Mr. Schultz”).
WHEREAS, Mr. Schultz has served as President and Chief Executive Officer (“CEO”) of the Bank since 1991 and plans to retire on May 31, 2016 (“Retirement Date”);
WHEREAS, Mr. Schultz’s successor will commence employment with the Bank as President and CEO on May 12, 2016, prior to Mr. Schultz’s retirement;
WHEREAS, in recognition of the importance of Mr. Schultz’s leadership and guidance of the Bank during a lengthy search for and transition to his successor, the Bank’s Board of Directors desires to continue to employ Mr. Schultz as a non-executive employee during the Bank’s transition to a successor President and CEO and to enter into an agreement embodying the terms of such employment;
WHEREAS, Mr. Schultz desires to assist in the transition, subject to the terms and conditions of this Agreement;
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.    Position and Duties. As of the Effective Date, Mr. Schultz will be employed as a non-executive employee of the Bank with the responsibility to assist in the transition of President and CEO duties to his successor. Mr. Schultz shall report to the Board of Directors (“Board”) and shall perform such duties as the Board or the successor President and CEO reasonably direct. Mr. Schultz will devote his best efforts and substantially all his business time and attention to the performance of his duties with the Bank under this Agreement.
2.    Term. Mr. Schultz’s appointment and service as President and CEO will end on May 12, 2016, the date the successor President and CEO of the Bank commences employment with the Bank. From May 12, 2016 until his retirement on May 31, 2016, Mr. Schultz will be employed as a non-executive employee of the Bank. Notwithstanding the foregoing, Mr. Schultz’ employment is “at will” by law and may be terminated at any time, including at any time, without cause by either party on written notice (“Termination”). No other prior or subsequent oral representations, writings, or course of conduct by anybody at the Bank may alter the “at-will” nature of the employment relationship, and nothing in this Agreement should be construed to create any relationship other than “at-will” employment as specified herein. The “at-will” nature of the employment relationship at all times may be modified only when permitted by applicable law and by a writing signed by both Mr. Schultz and the Bank, specifically amending this Agreement with respect to the issue of the “at-will” employment relationship.

3.    Terms of Employment
A.    Compensation.
(i)    Base Salary. Nothing herein shall alter Mr. Schultz’s base salary, which shall continue at its current rate of $852,800.00 per annum (“Base Salary”), through his Retirement Date. The Base Salary shall be subject to all applicable state and federal tax withholdings, payable in semi-monthly installments consistent with the Bank’s normal payroll process.
(ii)    Retention Payment. The Bank shall provide Mr. Schultz with a retention payment in the amount of $150,000.00 (“Retention Payment”), which will be paid to Mr. Schultz on the Retirement Date. The Retention Payment shall be in lieu of any and all severance, retention and other similar payments and benefits, including any that might have been available under the Bank’s Corporate Senior Officer Severance Policy, the Change in Control Severance Agreement between the Bank and Mr. Schultz dated June 1, 2011, and any other similar plans, policies, programs and agreements. For the avoidance of doubt, except for the Retention Payment, due to his voluntarily retirement Mr. Schultz shall not be eligible to receive any severance, retention or other similar payments or benefits.
(iii)    Taxes and Withholdings. The Bank may withhold from any amounts payable under this Agreement, including the Retention Payment, such federal, state or local taxes as may be required to be withheld pursuant to applicable law or regulations, which amounts shall be deemed to have been paid to Mr. Schultz.
B.    Benefit Programs. Mr. Schultz is entitled to participate in relevant benefit plans, including currently the Bank’s health benefit plans, Savings 401(k) Plan, Cash Balance Plan, Deferred Compensation Plan, Benefit Equalization Plan and Supplemental Executive Retirement Plan, provided he meets certain eligibility requirements and shares a portion of the costs, as applicable, in accordance with each such plan, as they may be in effect. Details of such benefits are included in the Bank’s policies, benefit summaries and plan descriptions.
C.    Incentive Plans. Mr. Schultz acknowledges and agrees that he will not be eligible to receive any payment under the Bank’s 2016 President’s Incentive Plan because his employment with the Bank will terminate prior to January 1, 2017. Mr. Schultz may receive prorated payments under the Bank’s 2014, 2015 and 2016 Executive Performance Unit Plans, as a result of his voluntary normal retirement, subject to and in accordance with all of the terms, conditions and limitations of such plans, including without limit the prior review and non-objection of the Federal Housing Finance Agency.
4.    Expense Reimbursement. Mr. Schultz may submit reasonable, out-of-pocket, work-related expenses to the Bank for reimbursement, including without limitation mobile phone monthly service and usage, consistent with any policies that the Bank may then have in place regarding expense reimbursements.

5.    Covenants.
A.    Cooperation. Mr. Schultz hereby covenants that at any time after his Retirement Date, or any earlier Termination of his employment with the Bank, he will cooperate with the Bank to the extent reasonably necessary to assist in the transition of his responsibilities and in any litigation or administrative proceedings involving any matters with which Mr. Schultz was involved during his employment. The Bank will reimburse Mr. Schultz for reasonable expenses, if any, incurred in providing such assistance.
B.    Section 409A Compliance.
(i)    Notwithstanding anything herein to the contrary, the intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. The Bank shall not be liable for any additional tax, interest or penalty that may be imposed on Mr. Schultz by Section 409A or damages for failing to comply with Section 409A.
(ii)    Termination of Mr. Schultz’s employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(iii)    All expenses or other reimbursements under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A, (A) shall be paid on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Mr. Schultz, (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect his right to reimbursement of any other expenses eligible for reimbursement in any other taxable year, and (C) Mr. Schultz’s right to reimbursement shall not be subject to liquidation in exchange for any other benefit.
(iv)    For purposes of Section 409A, Mr. Schultz’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(v)    Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Bank in order to comply with Section 409A.
(vi)    Notwithstanding any other provision under this Agreement, solely to the extent that a delay in payment is required in order to avoid the imposition of any tax under Section 409A, if a payment obligation under this Agreement arises on account of Mr. Schultz’s

“separation from service” (within the meaning of Section 409A) in good faith by the Bank’s Board, then payment of any amount or benefit provided under this Agreement that is considered to be non-qualified deferred compensation for purposes of Section 409A and that is scheduled to be paid within six (6) months after such separation from service shall be paid without interest on the first business day after the date that is six (6) months following Mr. Schultz’s separation from service.
(vii)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” subject to Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Mr. Schultz unless otherwise permitted by Section 409A.
(viii)    Mr. Schultz hereby acknowledges that he has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to him of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Section 409A and corresponding provisions of applicable state tax law. Mr. Schultz hereby acknowledges and agrees that no representations have been made to him relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable state income tax laws.
6.    Regulatory Approval. Notwithstanding any other provision of this Agreement to the contrary, any payments made to Mr. Schultz pursuant to this Agreement or otherwise, are subject to prior review and non-objection by the Finance Agency, and are subject to and conditioned upon compliance with 12 U.S.C. section 4518(e), and any applicable laws and regulations, including 12 C.F.R. Part 1231.
7.    Choice of Law. This Agreement shall be governed and construed by the laws of the United States, and to the extent state law may be applicable, by the laws of the State of California applicable to contracts made and to be performed wholly within California without regard to the conflicts of laws principles thereof.
8.    Arbitration and Waiver of Jury Trial, Attorneys’ Fees. Any and all disputes which may arise from or relate to this Agreement or Mr. Schultz’s employment with the Bank or his Termination, whether initiated by Mr. Schultz or the Bank, shall be subject to final and binding arbitration pursuant to the Bank’s Dispute Resolution and Binding Arbitration Procedure (“Arbitration Procedure”). The arbitrator shall have the authority only to enforce the legal and contractual rights of the parties and shall not add to, modify, disregard or refuse to enforce any contractual provision. Mr. Schultz and the Bank each recognize and agree that by entering into this agreement, they each are waiving any and all rights to a trial by jury. The prevailing party shall be entitled to recover reasonable attorneys’ fees and costs in accordance with applicable law. The parties agree the Bank shall bear arbitration fees and arbitrator compensation and expenses consistent with the Arbitration Procedure and applicable law.
9.    Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:
If to the Bank or the Board:
Federal Home Loan Bank of San Francisco
600 California Streets
San Francisco, CA 94108
Attention: Legal Department
If to Mr. Schultz:
At the residence address on file with the Bank
All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.
10.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency and compliance with such applicable law.
11.    No Waiver. Mr. Schultz’s or the Bank’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Mr. Schultz or the Bank may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
12.    Assignment; Assumption by Successor. The rights of the Bank under this Agreement may, without the consent of Mr. Schultz, be assigned by the Bank, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger, consolidation or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Bank. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place; provided, however, that no such “Bank" shall mean the Bank as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

13.    Entire Agreement. As of the Effective Date, this Agreement constitutes the final, complete and exclusive agreement between Mr. Schultz and the Bank with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to Mr. Schultz by the Bank. Nobody at the Bank has been authorized to enter into any other agreement with Mr. Schultz or make any promises or representations to him with respect to retention pay that are not a part of this Agreement.
14.    Consultation With Counsel. Mr. Schultz acknowledges that he has had a full and complete opportunity to consult with counsel and other advisors of his own choosing concerning the terms, enforceability and implications of this Agreement, and the Bank has not made any representations or warranties to him concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.
WITNESS WHEREOF, the parties have executed this Agreement as of the date last set forth below.

FEDERAL HOME LOAN BANK OF SAN FRANCISCO	DEAN SCHULTZ
By: /s/ Lisa B. MacMillen	By: /s/ Dean Schultz
Lisa B. MacMillen Executive Vice President and Chief Operating Officer May 20, 2016	May 20, 2016